                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:  Perry Schwartz - CFO            Ken DiPaola or Joel Pomerantz
           Baldwin Piano                   The Dilenschneider Group, Inc.
           (513) 576 - 4518                (212) 922 -0900


BALDWIN PIANO WILL RE-LOCATE WITHIN CINCINNATI AREA


         LOVELAND, OHIO, August 14, 1998 -- The Baldwin Piano & Organ Company (NASDAQ: BPAO) today announced it has signed a lease with Cincinnati's Duke Realty Investments, Inc. (NYSE:DRE) to re-locate Baldwin's headquarters from Loveland to near-by Deerfield Township, Ohio. The move is scheduled for November of this year.

         Commenting on the re-location, Baldwin Chairman and CEO Karen Hendricks said: "We have secured separate sites in the Governors Pointe Office Park complex for our corporate staff, our R & D people, and our wholly-owned retail operation. The three sites are close enough so that all Baldwin employees can easily attend joint staff meetings and work together.

         "The move to Deerfield Township will also enable the company to reduce its overall square footage requirements by some 30 percent through more efficient utilization of space."

         Baldwin Piano & Organ Company has marketed keyboard musical instruments for 136 years and has been providing consumer financing for the keyboard industry for nearly a century. Baldwin, maker of America's best selling pianos, also manufactures electronic and electro-mechanical components for Original Equipment Manufacturers.

                                     # # # #